CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 28, 2026, relating to the financial statements and financial highlights of Reckoner Yield Enhanced AAA CLO ETF and Reckoner BBB-B CLO ETF, each a series of Advisor Managed Portfolios, which are included in Form N-CSR for the period ended June 30, 2026, and to the references to our firm under the headings “Other Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
October 26, 2026